Exhibit 4.1
SPECIMEN SECTION 451
DEFERRED COMPENSATION PLAN
(For Use With The Adoption Agreement For
the Specimen Section 451
Deferred Compensation Plan)

SPECIMEN SECTION 451
DEFERRED COMPENSATION PLAN
TABLE OF CONTENTS
ARTICLE 1
DEFINITIONS

1.1	ACCOUNT	1
1.2	AGREEMENT	1
1.3	BENEFICIARY	1
1.4	BOARD	1
1.5	CHANGE IN CONTROL	1
1.6	CODE	2
1.7	COMPENSATION	2
1.8	COMPENSATION DEFERRAL ACCOUNT	2
1.9	COMPENSATION DEFERRALS	2
1.10	DISABILITY	2
1.11	EFFECTIVE DATE	2
1.12	ELECTION FORM	2
1.13	ELIGIBLE EMPLOYEE	2
1.14	EMPLOYER	2
1.15	EMPLOYER CONTRIBUTION CREDIT ACCOUNT	2
1.16	EMPLOYER CONTRIBUTION CREDITS	3
1.17	ENTRY DATE	3
1.18	PARTICIPANT	3
1.19	PERFORMANCE-BASED COMPENSATION	3
1.20	PLAN	3
1.21	PLAN YEAR	3
1.22	SEPARATION FROM SERVICE	3
1.23	SPECIFIED EMPLOYEE	3
1.24	TRUST	3
1.25	TRUSTEE	3
1.26	VALUATION DATE	3
ARTICLE 2
ELIGIBILITY AND PARTICIPATION

2.1	REQUIREMENTS	4
2.2	RE-EMPLOYMENT	4
2.3	CHANGE OF EMPLOYMENT CATEGORY	4

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ARTICLE 3
CONTRIBUTIONS AND CREDITS

3.1	PARTICIPANT COMPENSATION DEFERRALS	4
3.2	EMPLOYER CONTRIBUTION CREDITS	5
3.3	CONTRIBUTIONS TO THE TRUST	6
ARTICLE 4
ALLOCATION OF FUNDS

4.1	INVESTMENT AUTHORITY OVER ACCOUNT	6
4.2	ACCOUNTING FOR DISTRIBUTIONS	6
4.3	SEPARATE ACCOUNTS	7
4.4	DEEMED INVESTMENT DIRECTIONS OF PARTICIPANTS	7
4.5	EXPENSES AND TAXES	8
ARTICLE 5
ENTITLEMENT TO BENEFITS

5.1	PAYMENT DATES	8
5.2	UNFORESEEABLE EMERGENCY DISTRIBUTIONS	9
5.3	DEATH; DISABILITY	10
5.4	FORFEITURES	10
ARTICLE 6
DISTRIBUTION OF BENEFITS

6.1	AMOUNT	10
6.2	METHOD OF PAYMENT	10
6.3	ACCELERATIONS	11
6.4	DEATH OR DISABILITY BENEFITS	11
ARTICLE 7
BENEFICIARIES; PARTICIPANT DATA

7.1	DESIGNATION OF BENEFICIARIES	11
7.2	INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES	12
ARTICLE 8
ADMINISTRATION

8.1	ADMINISTRATIVE AUTHORITY	12
8.2	LITIGATION	13
8.3	CLAIMS PROCEDURE	13

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ARTICLE 9
AMENDMENT

9.1	RIGHT TO AMEND	16
9.2	AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN	17
ARTICLE 10
TERMINATION

10.1	EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN	17
10.2	AUTOMATIC TERMINATION OF PLAN	17
10.3	SUSPENSION OF DEFERRALS	17
10.4	ALLOCATION AND DISTRIBUTION	17
10.5	SUCCESSOR TO EMPLOYER	17
ARTICLE 11
THE TRUST

11.1	ESTABLISHMENT OF TRUST	18
ARTICLE 12
MISCELLANEOUS

12.1	LIABILITY OF EMPLOYER; LIMITATIONS ON LIABILITY OF EMPLOYER OR EMPLOYER	18
12.2	CONSTRUCTION	18
12.3	SPENDTHRIFT PROVISION	19
12.4	AGGREGATION OF EMPLOYERS	19
12.5	TAX WITHHOLDING	19
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SPECIMEN SECTION 451
DEFERRED COMPENSATION PLAN
RECITALS
     By executing the attached Adoption Agreement (the “Agreement”), the Employer, as identified in the Agreement, has adopted this Specimen Section 451 Deferred Compensation Plan (the “Plan”) effective as provided in the Agreement. This Plan is intended to offer a select group of the Employer’s management or highly compensated employees an opportunity to elect to defer the receipt of compensation in order to provide deferred compensation benefits taxable pursuant to section 451 of the Internal Revenue Code of 1986, as amended (the “Code”), and to provide a deferred compensation vehicle to which the Employer, in its discretion, may credit certain amounts on behalf of participants. The Plan is intended to be a “top-hat” plan (i.e., an unfunded deferred compensation plan maintained for a select group of management or highly-compensated employees) under sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). The Plan also is intended to comply with the requirements of Code section 409A. Participation in this Plan shall not be construed to create an employment contract between any Participant and the Employer.
     Accordingly, the following Plan is adopted.
ARTICLE 1
DEFINITIONS
     Whenever used in the Plan or the Agreement, the following terms shall have the meanings as set forth in this Article unless a different meaning is clearly required by the context.
     1.1 ACCOUNT means the balance credited to a Participant’s or Beneficiary’s Plan account, including amounts credited to the Participant’s Compensation Deferral Account (if any) and the Participant’s Employer Contribution Credit Account (if any) and deemed income, gains and losses (as determined by the Employer, in its discretion) credited to those Accounts (if any). A Participant’s or Beneficiary’s Account shall be determined as of the date of reference.
     1.2 AGREEMENT means the Adoption Agreement for the Specimen Section 451 Deferred Compensation Plan that was executed by the Employer.
     1.3 BENEFICIARY means any person or person so designated in accordance with the provisions of Article 7.
     1.4 BOARD means the Employer’s Board of Directors, or a committee of the Employer’s Board of Directors duly authorized to make determinations and act for the Board under this Plan.
     1.5 CHANGE IN CONTROL means a change in the ownership of the Employer within the meaning of Code section 409A and IRS guidance under Code section 409A (e.g., Q&A 12 of IRS Notice 2005-1).

     1.6 CODE means the Internal Revenue Code of 1986 and the Treasury regulations and other authoritative guidance issued under the Code, as amended from time to time.
     1.7 COMPENSATION means the cash remuneration paid by the Employer to an Eligible Employee with respect to his or her service for the Employer (as determined in accordance with the Agreement).
     1.8 COMPENSATION DEFERRAL ACCOUNT is described in Section 3.1.
     1.9 COMPENSATION DEFERRALS is described in Section 3.1.
     1.10 DISABILITY means a Participant becoming disabled within the meaning of Code section 409A (i.e., a Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer or (iii) is determined to be totally disabled by the Social Security Administration).
     1.11 EFFECTIVE DATE means the effective date of this Plan specified in the Agreement.
     1.12 ELECTION FORM means the form or forms on which a Participant elects to defer Compensation under this Plan and the Agreement and/or on which the Participant makes certain other designations as required under this Plan and the Agreement.
     1.13 ELIGIBLE EMPLOYEE means, for any Plan Year (or applicable portion thereof), an employee of the Employer who is determined by the Employer to be a member of a select group of management or highly compensated employees of the Employer and who is designated by the Board to be an Eligible Employee under the Plan.
     Prior to the beginning of each Plan Year, the Employer shall notify those individuals, if any, who will be Eligible Employees for the next Plan Year. If the Employer determines that an individual first becomes an Eligible Employee during a Plan Year, the Employer shall notify such individual of its determination and the individual shall first become an Eligible Employee as of the date of the notification.
     1.14 EMPLOYER means (individually or collectively, as required by the context), the entity or entities that execute the Agreement as the Employer (or affiliated employers), or any successors that adopt the Plan.
     1.15 EMPLOYER CONTRIBUTION CREDIT ACCOUNT is described in Section 3.2.

     1.16 EMPLOYER CONTRIBUTION CREDITS is described in Section 3.2.
     1.17 ENTRY DATE with respect to an individual means the first day of the pay period following the date on which the individual becomes an Eligible Employee or the date(s) specified as Entry Date(s) in the Adoption Agreement.
     1.18 PARTICIPANT means any person so designated in accordance with the provisions of Article 2, including, where appropriate according to the context of the Plan, any former employee who is or may become (or whose Beneficiaries may become) eligible to receive a benefit under the Plan.
     1.19 PERFORMANCE-BASED COMPENSATION means that portion of an Eligible Employee’s Compensation which is based on the performance by the Eligible Employee of services for the Employer over a period of at least twelve (12) months and which qualifies as “performance-based compensation” under Code section 409A.
     1.20 PLAN means this Specimen Section 451 Deferred Compensation Plan, as amended from time to time.
     1.21 PLAN YEAR means the twelve (12) month period ending on the December 31 of each year during which the Plan is in effect. The Plan may experience a short Plan Year from its Effective Date until the following December 31.
     1.22 SEPARATION FROM SERVICE means separation from service within the meaning of Code section 409A.
     1.23 SPECIFIED EMPLOYEE means, with respect to a corporation any stock of which is publicly traded on an established securities market or otherwise, a key employee, as defined in Code section 416(i) (without regard to paragraph (5) of that section) to mean an employee of the Employer who, at any time during the Plan Year, is (1) an officer of the Employer having an annual compensation greater than one hundred thirty-five thousand dollars ($135,000) for 2005 (indexed for inflation in future years); (ii) a five-percent (5%) owner of the Employer; or (iii) a one-percent (1%) owner of the Employer having an annual compensation from the Employer of more than one hundred fifty thousand dollars ($150,000).
     1.24 TRUST means (if a Trust is elected in the Agreement) the Trust described in Article 11.
     1.25 TRUSTEE means (if a Trust is elected in the Agreement) the trustee of the Trust described in Article 11.
     1.26 VALUATION DATE means each day of each Plan Year.

ARTICLE 2
ELIGIBILITY AND PARTICIPATION
     2.1 REQUIREMENTS. Every Eligible Employee on the Effective Date shall be eligible to become a Participant on the Effective Date. Every other Eligible Employee shall be eligible to become a Participant on his or her first Entry Date. No individual shall become a Participant, however, if he or she is not an Eligible Employee on the date his or her participation is to begin.
          Participation in the Compensation Deferral portion of the Plan (if Compensation Deferrals are elected in the Agreement) is voluntary. In order to participate in the Compensation Deferral portion of the Plan, an otherwise Eligible Employee must make written application on an Election Form at such time and in such manner as may be required by Section 3.1 and by the Employer and must agree to make Compensation Deferrals as provided in Article 3.
          Participation in the Employer Contribution Credit Account portion of the Plan (if Employer Contribution Credits are elected in the Agreement) is automatic and does not require a Participant’s election to participate.
     2.2 RE-EMPLOYMENT. Subject to Code section 409A, if a Participant whose employment with the Employer is terminated is subsequently re-employed, he or she shall become a Participant in accordance with the provisions of Section 2.1.
     2.3 CHANGE OF EMPLOYMENT CATEGORY. During any period in which a Participant remains in the employ of the Employer, but ceases to be an Eligible Employee, he or she shall not be eligible to make Compensation Deferrals or receive Employer Contribution Credits.
ARTICLE 3
CONTRIBUTIONS AND CREDITS
     3.1 PARTICIPANT COMPENSATION DEFERRALS. If Compensation Deferrals are elected in the Agreement, subject to the remaining paragraphs of this Section and in accordance with rules established by the Employer and subject to such amount limitations as might be imposed by the Employer in its discretion, a Participant may elect to defer Compensation which is due to be earned and which would otherwise be paid to the Participant, in any fixed periodic dollar amounts or percentages designated by the Participant. Amounts so deferred will be considered a Participant’s “Compensation Deferrals.” Except as provided below, a Participant shall make such election(s) under this paragraph with respect to a coming twelve (12) month Plan Year during the period beginning sixty days before the end of the Plan Year and ending on the last day of the Plan Year, or during such other period as might be established by the Employer, which period ends no later than the last day of the Plan Year preceding the Plan Year in which the services giving rise to the Compensation to be deferred are to be performed.
          In the case of the first Plan Year in which an Eligible Employee becomes eligible to become a Participant, if and to the extent permitted by the Employer, the Eligible Employee may make an election no later than thirty (30) days after the date he or she becomes eligible to become a Participant to defer Compensation for services to be performed after the election.
          If and to the extent permitted by the Employer, a Participant may make an election to defer Performance-Based Compensation no later than six (6) months prior to the last day of the period over which the services giving rise to the Performance-Based Compensation are performed.
          Compensation Deferrals shall be made through regular payroll deductions or through an election by the Participant to defer the payment of a bonus, if applicable. The Participant may change or revoke his or her Compensation Deferral election only if and to the extent permitted by the Employer and in accordance with the provisions of Code section 409A specifically relating to the change and/or revocation of deferral elections. Generally, Compensation Deferral elections are irrevocable.
          Compensation Deferrals shall be deducted by the Employer from the pay of a deferring Participant and shall be credited to the Compensation Deferral Account of the deferring Participant.
          There shall be established and maintained a separate Compensation Deferral Account in the name of each Participant to which shall be credited or debited: (a) amounts equal to the Participant’s Compensation Deferrals; and (b) amounts equal to any deemed earnings or losses (to the extent realized, based upon deemed fair market value of the Compensation Deferral Account’s deemed assets, as determined by the Employer, in its discretion) attributable or allocable thereto.
          A Participant shall at all times be 100% vested in amounts credited to his or her Compensation Deferral Account.
          If elected in the Agreement, notwithstanding the preceding, a Participant’s Compensation Deferrals with respect to a Plan Year shall be limited to: (i) an amount equal to the maximum amount of voluntary deferrals for that Plan Year permissible for 401(k) plans under Code section 402(g) (not taking into account the additional catch-up limit for 401(k) plans); minus (ii) compensation deferrals by that Participant to the Employer’s 401(k) plan. For example, for 2006, in the case of a Participant who contributed $10,000 to the Participant’s account in the Employer’s 401(k) plan, the Participant’s maximum Compensation Deferrals under this Plan would be $5,000 (i.e., the $15,000 section 402(g) limit for 2006 minus the $10,000 contributed to the 401(k) plan). As of the earliest date administratively practicable following the end of the Plan Year in which the Compensation is earned, an amount equal to the maximum remaining compensation deferrals the Participant would have been able to make to the Employer’s Qualified Plan after the completion of all required antidiscrimination and nondiscrimination testing, may be transferred to the Employer’s Qualified Plan.
     3.2 EMPLOYER CONTRIBUTION CREDITS. If Employer Contribution Credits are elected in the Agreement, there shall be established and maintained a separate Employer Contribution Credit Account in the name of each Participant. Each such Employer Contribution Credit Account shall be credited or debited, as applicable, with (i) amounts equal to the Employer’s

Contribution Credits, if any, credited to that Account; and (ii) amounts equal to any deemed earnings and losses (to the extent realized, based upon deemed fair market value of the Account’s deemed assets as determined by the Employer, in its discretion) allocated to that Account.
          The Employer Contribution Credits credited to a Participant’s Employer Contribution Credit Account for any particular Plan Year shall be an amount (if any) identified in the Agreement. The Employer shall credit such contributions on behalf of such individuals, in such amounts and with such frequency as the Board determines in its sole discretion. A Participant shall become vested in amounts credited to his or her Employer Contribution Credit Account according to the vesting schedule established in the Agreement.
     3.3 CONTRIBUTIONS TO THE TRUST. An amount shall be contributed by the Employer to the Trust (if any) maintained under Section 11.1 equal to the amount(s) required to be credited to the Participant’s Account under Sections 3.1 and 3.2. The Employer shall make a good faith effort to contribute these amounts to the Trust as soon as practicable following the date on which the contribution credit amount(s) are determined.
ARTICLE 4
ALLOCATION OF FUNDS
     4.1 INVESTMENT AUTHORITY OVER ACCOUNT.
          (a) Participant Direction. If elected in the Agreement, each Participant shall have the right to direct the Employer as to how amounts in his or her Compensation Deferral Account and/or Employer Contribution Credit Account (as applicable) shall be deemed to be invested.
          (b) Employer Direction. If elected in the Agreement, the Employer (or its designee) shall have the right to direct how amounts in a Participant’s Compensation Deferral Account and/or Employer Contribution Credit Account (as applicable) shall be deemed to be invested.
          (c) Update on Accounts to Reflect Investment Performance. On a daily basis, a Participant’s Account will be credited or debited to reflect the Participant’s deemed pro rata portion of the value of each deemed investment position maintained under the Plan.
     4.2 ACCOUNTING FOR DISTRIBUTIONS. As of the date of any distribution under this Plan, the distribution made to the Participant or his or her Beneficiary or Beneficiaries shall be charged to such Participant’s Account. The amount of the distribution shall be charged on a pro rata basis against the investments in which the Participant’s Account is deemed to be invested (or shall be charged in any other manner acceptable to the Employer and directed by the person or entity with investment authority over the Account).
          The fact that an allocation has been made will not operate to vest in any Participant any right, title or interest in any benefit under the Plan. Vesting shall occur only as provided in Article 3 and in the Agreement.

     4.3 SEPARATE ACCOUNTS. A separate bookkeeping account under the Plan shall be established and maintained by the Employer to reflect the Account for each Participant with bookkeeping sub-accounts to show separately the Participant’s Compensation Deferral Account (if applicable) and the Participant’s Employer Contribution Credit Account (if applicable). Each sub-account will separately account for the credits and debits described in Article 3.
     4.4 DEEMED INVESTMENT DIRECTIONS. Subject to such limitations as may from time to time be required by law, imposed by the Employer, the Trustee (if applicable) or contained elsewhere in the Plan, and subject to such operating rules and procedures as may be imposed from time to time by the Employer, the person or entity having control over the investment of the Account (as determined in the Agreement) will have the right to make the initial investment election by submission of a written form or an electronic form via a web site. Each person or entity having control over the investment of an Account may give the Employer a direction (in accordance with (a), below) as to how the applicable Plan Account should be deemed to be invested among such categories of deemed investments as may be made available by the Employer under this Plan, which may be unlimited, at the Employer’s sole discretion. Such direction shall designate the percentage (in any whole percent multiples) of each portion of the Participant’s Plan Accounts which is requested to be deemed to be invested in such categories of deemed investments, and shall be subject to the following rules:
          (a) Any initial or subsequent deemed investment direction shall be in writing, on a form supplied by and filed with the Employer, and/or, as required or permitted by the Employer, shall be by oral designation and/or electronic transmission designation. A designation shall be effective as of the date following the date the direction is received and accepted by the Employer on which it would be reasonably practicable for the Employer to effect the designation. Generally, any initial or subsequent deemed investment direction shall be effective no later than the second business day after which the investment direction is received.
          (b) All amounts credited to the Participant’s Account shall be deemed to be invested in accordance with the then effective deemed investment direction, and as of the effective date of any new deemed investment direction, all or a portion of the Participant’s Account at that date shall be reallocated among the designated deemed investment funds according to the percentages specified in the new deemed investment direction unless and until a subsequent deemed investment direction shall be filed and become effective. An election concerning deemed investment choices shall continue indefinitely as provided in the Participant’s most recent investment direction form provided by and filed with the Employer.
          (c) If the Employer receives an initial or revised deemed investment direction which it deems to be incomplete, unclear or improper, the Participant’s investment direction then in effect shall remain in effect (or, in the case of a deficiency in an initial deemed investment direction, the Participant shall be deemed to have filed no deemed investment direction) until the Participant completes a new investment direction.
          (d) If the Employer possesses (or is deemed to possess as provided in (c), above) at any time directions as to the deemed investment of less than all of a Participant’s Account, the

Participant shall be deemed to have directed that the undesignated portion of the Account be deemed to be invested in a fund made available under the Plan as determined by the Employer in its discretion.
          (e) Each Participant, as a condition to his or her participation in this Plan, agrees to indemnify and hold harmless the Employer and its agents and representatives from any losses or damages of any kind relating to the deemed investment of the Participant’s Account.
          (f) Each reference in this Section to a Participant shall be deemed to include, where applicable, a reference to a Beneficiary of a deceased Participant.
     4.5 EXPENSES AND TAXES. Expenses, including Trustee fees (if any), associated with the administration or operation of the Plan shall be paid by the Employer from its general assets unless the Employer elects to charge such expenses against the appropriate Participant’s Account or Participants’ Accounts. Any taxes allocable to an Account (or portion thereof) maintained under the Plan which are payable prior to the distribution of the Account (or portion thereof), as determined by the Employer, shall be paid by the Employer unless the Employer elects to charge such taxes against the appropriate Participant’s Account or Participants’ Accounts.
ARTICLE 5
ENTITLEMENT TO BENEFITS
     5.1 PAYMENT DATES. This Section shall apply only as elected by the Employer in the Agreement.
          At the earlier of the time the Participant makes his or her initial Compensation Deferral election or the time Employer Contribution Credits are first credited to his or her Account, a Participant shall elect to receive payment of his or her vested Account, which payment will be valued and payable according to the provisions of Article 6: (i) ninety (90) days following the Participant’s Separation from Service with the Employer for any reason (including death or Disability); (ii) on a fixed payment date or dates (the “Fixed Payment Date(s)”); (iii) at the earlier of the preceding event or date(s); or (iv) at the earlier of ninety (90) days after a Change in Control and one or more of the preceding events or date(s).
          Notwithstanding the foregoing, if and when the Employer becomes a corporation whose stock is publicly traded on an established securities market or otherwise, any Participant who is a Specified Employee and who incurs a Separation from Service with the Employer shall not be entitled to receive any portion of his or her vested Account under this Section prior to the date which is at least six (6) months after the date or his or her Separation from Service (or, if earlier, his or her death).
          Any Fixed Payment Date elected by a Participant must be a date no earlier than the January 1 of the third calendar year after the calendar year in which the earliest Compensation Deferrals and/or Employer Contribution Credits subject to the Fixed Payment Date are to be made by or on behalf of the Participant (or, if applicable, the January 1 of the third calendar year in which a new Compensation Deferral and/or Employer Contribution Credit is made after the Participant has received a distribution of his or her previously vested Account). By way of example, an Eligible Employee who enrolls as a Participant in the Plan in November 2006 and who elects to defer Compensation to be earned during 2007 may elect at that time as his or her initial Fixed Payment Date any date which is no earlier than January 1, 2010, in which case the Participant’s vested Plan Account as of December 31, 2009 (including his or her 2007, 2008 and 2009 Compensation Deferrals and/or Employer Contribution Credits, and any earnings on those amounts) shall be paid on January 1, 2010.
          If permitted by the Employer in the Agreement, any Fixed Payment Date may be delayed, to a later Fixed Payment Date, so long as any election to delay the date is made by the Participant at least twelve (12) months prior to the date on which the distribution is to be made and such delay is at least five (5) full calendar years in length. Such Fixed Payment Date may not be accelerated, except as provided in the remaining Sections of this Article.
     5.2 UNFORESEEABLE EMERGENCY DISTRIBUTIONS. If permitted by the Employer in the Agreement, in the event the Participant incurs an unforeseeable emergency, as defined below, the Participant may apply to the Employer for the distribution of all or any part of his or her Account attributable to Compensation Deferrals and/or fully vested Employer Contribution Credits. The Employer shall consider the circumstances of each such case, and the best interests of the Participant and his or her family, and shall have the right, in its sole discretion, if applicable, to allow such distribution, or, if applicable, to direct a distribution of part of the amount requested, or to refuse to allow any distribution; provided, however, that such distribution shall be permitted solely to the extent permitted under Code section 409A. Upon a finding of unforeseeable emergency, the Employer shall direct that the appropriate distribution is made to the Participant with respect to the Participant’s vested Account in a lump sum payment. In no event shall the aggregate amount of the distribution exceed either the full value of the Participant’s vested Account or the amount determined by the Employer to be necessary to satisfy the unforeseeable emergency plus amounts necessary to pay taxes reasonably anticipated as a result of the distribution, after taking into account the extent to which the hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Participant’s assets (to the extent the liquidation of assets would not itself cause severe financial hardship). For purposes of this Section, the value of the Participant’s vested Account shall be determined as of the date of the distribution.
          For purposes of this Section, “unforeseeable emergency” means (a) a severe financial hardship to the Participant resulting from an illness or accident of the Participant, the Participant’s spouse or a dependent (as defined in Code section 152(a)) of the Participant, (b) loss of the Participant’s property due to casualty, or (c) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, each as determined to exist by the Employer. A distribution may be made under this Section only with the consent of the Employer.
     5.3 DEATH, DISABILITY. Upon the Participant’s death or Disability, the Participant’s vested Account shall be valued and paid to the Participant or the Participant’s designated Beneficiary(ies), as applicable, as provided in Article 6.

     5.4 FORFEITURES. The vested portion of a Participant’s Plan Account shall be payable as provided in this Article. The unvested portion of such Plan Account shall be forfeited and allocated in the manner described below. Forfeitures of Employer Contribution Credits may be used first to pay any expenses payable by the Trust (if any) for the Plan Year and then shall be used to reduce the Employer Contribution Credits, if any, for the Plan Year (or shall be returned to the Employer if future Employer Contributions equal to the amount of the forfeitures are not anticipated).
ARTICLE 6
DISTRIBUTION OF BENEFITS
     6.1 AMOUNT. A Participant (or his or her Beneficiary) shall become entitled to receive, on the date or dates determined in accordance with Article 5, a distribution (or commencement of distributions) in an aggregate amount equal to the Participant’s vested Account. If a Trust is elected under the Agreement, any payment due under the terms of the Plan from the Trust which is not paid by the Trust for any reason will be paid by the Employer from its general assets.
     6.2 METHOD OF PAYMENT.
          (a) Cash Payments. All payments under the Plan shall be made in cash.
          (b) Timing and Manner of Payment. Except as otherwise provided in this Plan, on the date or dates determined in accordance with Article 5, an aggregate amount equal to the Participant’s vested Account will be paid by the Trust or the Employer, as provided in Section 6.1 (and as elected in the Agreement), in (i) a lump sum, or (ii) in up to ten annual installments (adjusted for gains and losses), as selected by the Participant at the time he or she makes his or her initial Compensation Deferral election or the time Employer Contribution Credits are first credited to his or her Account. If a Participant fails to designate properly the manner of payment of the Participant’s benefit under the Plan, the Participant will be deemed to have elected a lump sum payment. If a Participant fails to designate properly the timing of payment of the Participant’s benefit under the Plan, the Participant will be deemed to have elected payment of his or her vested Account ninety (90) days following Separation from Service (subject to the six month delay rule described in Section 5.1).
          Subject to Section 6.3 and if elected by the Employer in the Agreement, the Participant may change his or her above-described timing and manner of payment elections (or deemed elections) by submitting a new Election Form to the Employer, provided that any such Election Form is submitted at least twelve (12) months prior to the date on which the distribution is to be made (or commence) and delays the distribution (or commencement of distributions) date at least five (5) full calendar years from the previously scheduled distribution date.
          If the whole or any part of a payment under this Plan is to be in installments, the total to be so paid shall continue to be deemed to be invested pursuant to Article 4 under such procedures as the Employer may establish, in which case any deemed income, gain, loss or expense or tax allocable thereto (as determined by the Employer, in its discretion) shall be reflected in the installment payments, using such method for the calculation of the installments as the Employer shall reasonably determine.
     6.3 ACCELERATIONS. Notwithstanding anything in the Plan or the Agreement to the contrary, no change submitted on an Election Form shall be accepted by the Employer if the change accelerates the time over which distributions shall be made to the Participant (except as otherwise permitted by Code section 409A) and the Employer shall deny any change made to an election if the Employer determines that the change violates the requirement under Code section 409A that the first payment with respect to which such election is made be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made.
          Notwithstanding the preceding, the Employer, in its discretion, may accelerate distributions under the Plan to the extent permitted under Code section 409A (e.g., Q&A 15 of IRS Notice 2005-1).
     6.4 DEATH OR DISABILITY BENEFITS. If a Participant dies or becomes Disabled before incurring a Separation from Service and before the commencement of payments to the Participant under this Plan, the entire value of the Participant’s vested Account shall be paid ninety (90) days following the Participant’s death or Disability, as applicable, in a lump sum, to the Participant or to the person or persons designated in accordance with Section 7.1.
          Upon the death or Disability of a Participant after payments under this Plan have begun but before he or she has received all payments to which he or she is entitled under the Plan, the remaining benefit payments shall be paid ninety (90) days following the Participant’s death or Disability, as applicable, in a lump sum, to the Participant or the person or persons designated in accordance with Section 7.1.
ARTICLE 7
BENEFICIARIES; PARTICIPANT DATA
     7.1 DESIGNATION OF BENEFICIARIES. Each Participant from time to time may designate any person or persons (who may be named contingently or successively) to receive such benefits as may be payable under the Plan upon or after the Participant’s death, and such designation may be changed from time to time by the Participant by filing a new designation. Each designation will revoke all prior designations by the same Participant, shall be in a form prescribed by the Employer, and will be effective only when filed in writing with the Employer during the Participant’s lifetime.
          In the absence of a valid Beneficiary designation, or if, at the time any benefit payment is due to a Beneficiary, there is no living Beneficiary validly named by the Participant, the Employer shall pay any such benefit payment to the Participant’s spouse, if then living, but otherwise to the Participant’s then living descendants, if any, per stirpes, but, if none, to the Participant’s estate. In determining the existence or identity of anyone entitled to a benefit payment, the Employer may rely conclusively upon information supplied by the Participant’s personal representative, executor or administrator. If a question arises as to the existence or identity of anyone entitled to receive a benefit payment as aforesaid, or if a dispute arises with respect to any such payment, then, notwithstanding the foregoing, the Employer, in its sole discretion, may distribute or direct the Trustee (if any) to distribute such payment to the Participant’s estate without liability for any tax or other consequences which might flow therefrom, or may take such other action as the Employer deems to be appropriate.
     7.2 INFORMATION TO BE FURNISHED BY PARTICIPANTS AND BENEFICIARIES; INABILITY TO LOCATE PARTICIPANTS OR BENEFICIARIES. Any communication, statement or notice addressed to a Participant or to a Beneficiary at his or her last post office address as shown on the Employer’s records shall be binding on the Participant or Beneficiary for all purposes of the Plan. The Employer shall not be obliged to search for any Participant or Beneficiary beyond the sending of a registered letter to such last known address. If the location of none of the foregoing persons can be determined, the Employer shall have the right to direct that the amount payable shall be deemed to be a forfeiture, except that the dollar amount of the forfeiture, unadjusted for deemed gains or losses in the interim, shall be paid by the Employer if a claim for the benefit subsequently is made by the Participant or the Beneficiary to whom it was payable. If a benefit payable to an unlocated Participant or Beneficiary is subject to escheat pursuant to applicable state law, the Employer shall not be liable to any person for any payment made in accordance with such law.
ARTICLE 8
ADMINISTRATION
     8.1 ADMINISTRATIVE AUTHORITY. Except as otherwise specifically provided herein, the Employer shall be the Plan administrator (the “Plan Administrator”) and shall have the sole responsibility for and the sole control of the operation and administration of the Plan, and shall have the power and authority to take all action and to make all decisions and interpretations which may be necessary or appropriate in order to administer and operate the Plan, including, without limiting the generality of the foregoing, the power, duty and responsibility to:
          (a) Resolve and determine all disputes or questions arising under the Plan, and to remedy any ambiguities, inconsistencies or omissions in the Plan.
          (b) Adopt such rules of procedure and regulations as in its opinion may be necessary for the proper and efficient administration of the Plan and as are consistent with the Plan.
          (c) Implement the Plan in accordance with its terms and the rules and regulations adopted as above.
          (d) Make determinations with respect to the eligibility of any Eligible Employee as a Participant and make determinations concerning the crediting of Plan Accounts.
          (e) Appoint any persons or firms, or otherwise act to secure specialized advice or assistance, as it deems necessary or desirable in connection with the administration and operation of the Plan, and the Employer shall be entitled to rely conclusively upon, and shall be fully protected in any action or omission taken by it in good faith reliance upon, the advice or opinion of such firms or persons. The Employer shall have the power and authority to delegate from time to time by written instrument all or any part of its duties, powers or responsibilities under the Plan, both ministerial and discretionary, as it deems appropriate, to any person or committee, and in the same manner to revoke any such delegation of duties, powers or responsibilities. Any action of such person or committee in the exercise of such delegated duties, powers or responsibilities shall have the same force and effect for all purposes under this Plan as if such action had been taken by the Employer. Further, the Employer may authorize one or more persons to execute any certificate or document on behalf of the Employer, in which event any person notified by the Employer of such authorization shall be entitled to accept and conclusively rely upon any such certificate or document executed by such person as representing action by the Employer until such notified person shall have been notified of the revocation of such authority.
     8.2 LITIGATION. Except as may be otherwise required by law, in any action or judicial proceeding affecting the Plan, no Participant or Beneficiary shall be entitled to any notice or service of process, and any final judgment entered in such action shall be binding on all persons interested in, or claiming under, the Plan.
     8.3 CLAIMS PROCEDURE. This Section 8.3 is based on final regulations issued by the Department of Labor and published in the Federal Register on November 21, 2000 and codified at section 2560.503-1 of the Department of Labor Regulations. If any provision of this Section 8.3 conflicts with the requirements of those regulations, the requirements of those regulations will prevail.
          (a) Initial Claim. A Participant or Beneficiary who believes he or she is entitled to any Benefit (a “Claimant”) under this Plan may file a claim with the Plan Administrator. The Plan Administrator will review the claim itself or appoint another individual or entity to review the claim.
               (i) Benefit Claims that do not Require a Determination of Disability. If the claim is for a benefit other than a disability benefit, the Claimant will be notified within ninety (90) days after the claim is filed whether the claim is allowed or denied, unless the Claimant receives written notice from the Plan Administrator or appointee of the Plan Administrator before the end of the ninety (90) day period stating that special circumstances require an extension of the time for decision, such extension not to extend beyond the day which is one hundred eighty (180) days after the day the claim is filed.
               (ii) Disability Benefit Claims. In the case of a benefits claim that requires a determination by the Plan Administrator of a Participant’s disability status, the Plan Administrator will notify the Claimant of the Plan’s adverse benefit determination within a reasonable period of time, but not later than forty-five (45) days after receipt of the claim. If, due to matters beyond the control of the Plan, the Plan Administrator needs additional time to process a claim, the Claimant will be notified, within forty-five (45) days after the Plan Administrator receives the claim, of those circumstances and of when the Plan Administrator expects to make its decision but not beyond seventy-five (75) days. If, prior to the end of the extension period, due to matters beyond the control of the Plan, a decision cannot be rendered within that extension period, the period for making the determination may be extended for up to one hundred five (105) days, provided that the Plan Administrator notifies the Claimant of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. The extension notice will specifically explain the standards on which entitlement to a disability benefit is based, the unresolved issues that prevent a decision on the claim and the additional information needed from the Claimant to resolve those issues, and the Claimant will be afforded at least forty-five (45) days within which to provide the specified information.
               (iii) Manner and Content of Denial of Initial Claims. If the Plan Administrator denies a claim, it must provide to the Claimant, in writing or by electronic communication:
                    (A) The specific reasons for the denial;
                    (B) A reference to the Plan provision or insurance contract provision upon which the denial is based;
                    (C) A description of any additional information or material that the Claimant must provide in order to perfect the claim;
                    (D) An explanation of why such additional material or information is necessary;
                    (E) Notice that the Claimant has a right to request a review of the claim denial and information on the steps to be taken if the Claimant wishes to request a review of the claim denial; and
                    (F) A statement of the participant’s right to bring a civil action under ERISA section 502(a) following a denial on review of the initial denial.
                    In addition, in the case of a denial of disability benefits on the basis of the Plan Administrator’s independent determination of the Participant’s disability status, the Plan Administrator will provide a copy of any rule, guideline, protocol, or other similar criterion relied upon in making the adverse determination (or a statement that the same will be provided upon request by the Claimant and without charge).
          (b) Review Procedures.
               (i) Benefit Claims that do not Require a Determination of Disability. Except for claims requiring an independent determination of a Participant’s disability status, a request for review of a denied claim must be made in writing to the Plan Administrator within sixty (60) days after receiving notice of denial. The decision upon review will be made within sixty (60) days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than one hundred twenty (120) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial sixty (60) day period and must explain the special circumstances and provide an expected date of decision.
                    The reviewer will afford the Claimant an opportunity to review and receive, without charge, all relevant documents, information and records and to submit issues and comments in writing to the Plan Administrator. The reviewer will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim regardless of whether the information was submitted or considered in the initial benefit determination.
               (ii) Disability Benefit Claims. In addition to having the right to review documents and submit comments as described in (i) above, a Claimant whose claim for disability benefits requires an independent determination by the Plan Administrator of the Participant’s disability status has at least one hundred eighty (180) days following receipt of a notification of an adverse benefit determination within which to request a review of the initial determination. In such cases, the review will meet the following requirements:
                    (A) The Plan will provide a review that does not afford deference to the initial adverse benefit determination and that is conducted by an appropriate named fiduciary of the Plan who did not make the initial determination that is the subject of the appeal, nor is a subordinate of the individual who made the determination.
                    (B) The appropriate named fiduciary of the Plan will consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment before making a decision on review of any adverse initial determination based in whole or in part on a medical judgment. The professional engaged for purposes of a consultation in the preceding sentence will not be an individual who was consulted in connection with the initial determination that is the subject of the appeal or the subordinate of any such individual.
                    (C) The Plan will identify to the Claimant the medical or vocational experts whose advice was obtained on behalf of the Plan in connection with the review, without regard to whether the advice was relied upon in making the benefit review determination.
                    (D) The decision on review will be made within forty-five (45) days after the Plan Administrator’s receipt of a request for review, unless special circumstances require an extension of time for processing, in which case a decision will be rendered not later than ninety (90) days after receipt of a request for review. A notice of such an extension must be provided to the Claimant within the initial forty-five (45) day period and must explain the special circumstances and provide an expected date of decision.
               (iii) Manner and Content of Notice of Decision on Review. Upon completion of its review of an adverse initial claim determination, the Plan Administrator will give the Claimant, in writing or by electronic notification, a notice containing:

                    (A) its decision;
                    (B) the specific reasons for the decision;
                    (C) the relevant Plan provisions or insurance contract provisions on which its decision is based;
                    (D) a statement that the Claimant is entitled to receive, upon request and without charge, reasonable access to, and copies of, all documents, records and other information in the Plan’s files which is relevant to the Claimant’s claim for benefits;
                    (E) a statement describing the Claimant’s right to bring an action for judicial review under ERISA section 502(a); and
                    (F) if an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the Claimant upon request.
          (c) Calculation of Time Periods. For purposes of the time periods specified in this Section, the period of time during which a benefit determination is required to be made begins at the time a claim is filed in accordance with the Plan procedures without regard to whether all the information necessary to make a decision accompanies the claim. If a period of time is extended due to a Claimant’s failure to submit all information necessary, the period for making the determination shall be tolled from the date the notification is sent to the Claimant until the date the Claimant responds.
          (d) Failure of Plan to Follow Procedures. If the Plan fails to follow the claims procedures required by this Section 8.3, a Claimant shall be deemed to have exhausted the administrative remedies available under the Plan and shall be entitled to pursue any available remedy under ERISA section 502(a) on the basis that the Plan has failed to provide a reasonable claims procedure that would yield a decision on the merits of the claim.
          (e) Failure of Claimant to Follow Procedures. A Claimant’s compliance with the foregoing provisions of this Section 8.3 is a mandatory prerequisite to the Claimant’s right to commence any legal action with respect to any claim for benefits under the Plan.
ARTICLE 9
AMENDMENT
     9.1 RIGHT TO AMEND. Subject to Code section 409A, the Employer, by action of its Board, shall have the right to amend the Plan, at any time and with respect to any provisions hereof, and all parties hereto or claiming any interest under this Plan shall be bound by such amendment; provided, however, that no such amendment shall deprive a Participant or a Beneficiary of a benefit amount accrued prior to the date of the amendment.

     9.2 AMENDMENTS TO ENSURE PROPER CHARACTERIZATION OF PLAN. Notwithstanding the provisions of Section 9.1, the Plan may be amended by the Employer at any time, retroactively if required, in the opinion of the Employer, in order to ensure that the Plan is characterized as “top-hat” plan as described under ERISA sections 201(2), 301(a)(3), and 401(a)(1), to ensure that the Trust that may be established is characterized as a grantor trust as described in Code sections 671 through 679, to conform the Plan to the provisions of Code section 409A and to conform the Plan and Trust (if any) to the provisions and requirements of any applicable law (including ERISA and the Code). No such amendment shall be considered prejudicial to any interest of a Participant or a Beneficiary in the Plan.
ARTICLE 10
TERMINATION
     10.1 EMPLOYER’S RIGHT TO TERMINATE OR SUSPEND PLAN. The Employer reserves the right to terminate the Plan and/or obligations to make further credits to Plan Accounts, by action of the Board. The Employer also reserves the right to suspend the operation of the Plan for a fixed or indeterminate period of time, by action of the Board.
     10.2 AUTOMATIC TERMINATION OF PLAN. The Plan automatically shall terminate upon the dissolution of the Employer, or upon its merger into or consolidation with any other corporation or business organization if there is a failure by the surviving corporation or business organization to adopt specifically and agree to continue the Plan.
     10.3 SUSPENSION OF DEFERRALS. In the event of a suspension of the Plan, the Employer shall continue all aspects of the Plan, other than contributions to the Plan, during the period of the suspension, in which event payments will continue to be made during the period of the suspension in accordance with Articles 5 and 6.
     10.4 ALLOCATION AND DISTRIBUTION. This Section shall become operative on a complete termination of the Plan. The provisions of this Section also shall become operative in the event of a partial termination of the Plan, as determined by the Employer, but only with respect to that portion of the Plan attributable to the Participants to whom the partial termination is applicable. Upon the effective date of any such event, notwithstanding any other provisions of the Plan, no persons who were not already Participants shall be eligible to become Participants, the value of the vested Accounts of all Participants and Beneficiaries shall be determined and, after deduction of estimated expenses in liquidating, paid to Participants and Beneficiaries when Plan benefits otherwise become due in accordance with Articles 5 and 6.
          Notwithstanding anything in the Plan to the contrary, the Employer, in its discretion, reserves the right, by action of the Board, to terminate the Plan and distribute to Participants their vested Account balances but only as permitted in accordance with the Code (e.g., Prop. Reg. 1.409A 3(h)(2)(viii)).

     10.5 SUCCESSOR TO EMPLOYER. Any corporation or other business organization which is a successor to the Employer by reason of a consolidation, merger or purchase of substantially all of the assets of the Employer shall have the right to become a party to the Plan by adopting the same by resolution of the entity’s board of directors or other appropriate governing body. If, within ninety (90) days from the effective date of such consolidation, merger or sale of assets, such new entity does not become a party hereto, as above provided, the Plan automatically shall be terminated, and the provisions of Section 10.4 shall become operative.
ARTICLE 11
THE TRUST
     11.1 ESTABLISHMENT OF TRUST. If elected in the Agreement, the Employer shall establish the Trust with the Trustee pursuant to such terms and conditions as are set forth in the Trust agreement to be entered into between the Employer and the Trustee or the Employer shall cause to be maintained one or more separate subaccounts in an existing Trust maintained with the Trustee with respect to one or more other plans of the Employer, which subaccount or subaccounts represent Participants’ interests in the Plan. Any such Trust shall be intended to be treated as a “grantor trust” under the Code and the establishment of the Trust or the utilization of any existing Trust for Plan benefits, as applicable, shall not be intended to cause any Participant to realize current income on amounts contributed thereto, and the Trust shall be so interpreted.
ARTICLE 12
MISCELLANEOUS
     12.1 LIABILITY OF EMPLOYER; LIMITATIONS ON LIABILITY OF EMPLOYER. Notwithstanding anything herein that may suggest otherwise, the Employer shall be solely liable for the payment of any benefits due under this Plan. However, neither the establishment of the Plan nor any modification thereof, nor the creation of any Account under the Plan, nor the payment of any benefits under the Plan shall be construed as giving to any Participant or other person any legal or equitable right against the Employer or any officer or employer thereof except as provided by law or by any Plan provision. The Employer shall not in any way guarantee any Participant’s Account from loss or depreciation, whether caused by poor investment performance of a deemed investment or the inability to realize upon an investment due to an insolvency affecting an investment vehicle or any other reason. In no event shall the Employer or any successor, employee, officer, director or stockholder of the Employer, be liable to any person on account of any claim arising by reason of the provisions of the Plan or of any instrument or instruments implementing its provisions, or for the failure of any Participant, Beneficiary or other person to be entitled to any particular tax consequences with respect to the Plan, or any credit or distribution under the Plan.
     12.2 CONSTRUCTION. If any provision of the Plan is held to be illegal or void, such illegality or invalidity shall not affect the remaining provisions of the Plan, but shall be fully severable, and the Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein. For all purposes of the Plan, where the context admits, the singular shall include the plural, and the plural shall include the singular. Headings of Articles and Sections herein are inserted only for convenience of reference and are not to be considered in the construction of the

Plan. The laws of the state of the Employer’s principal place of business shall govern, control and determine all questions of law arising with respect to the Plan and the interpretation and validity of its respective provisions, except where those laws are preempted by the laws of the United States. Participation under the Plan will not give any Participant the right to be retained in the service of the Employer, or any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the Plan.
          The Plan is intended to be and at all times shall be interpreted and administered so as to qualify as an unfunded deferred compensation plan, and no provision of the Plan shall be interpreted so as to give any individual any right in any assets of the Employer which is greater than the rights of a general unsecured creditor of the Employer.
     12.3 SPENDTHRIFT PROVISION. No amount payable to a Participant or a Beneficiary under the Plan will, except as otherwise specifically provided by law, be subject in any manner to anticipation, alienation, attachment, garnishment, sale, transfer, assignment (either at law or in equity), levy, execution, pledge, encumbrance, charge or any other legal or equitable process, and any attempt to do so will be void; nor will any benefit be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the person entitled thereto. Further, subject to Code section 409A, (i) the withholding of taxes from Plan benefit payments, (ii) the recovery under the Plan of overpayments of benefits previously made to a Participant or Beneficiary, (iii) if applicable, the transfer of benefit rights from the Plan to another plan, or (iv) the direct deposit of benefit payments to an account in a banking institution (if not actually part of an arrangement constituting an assignment or alienation) shall not be construed as an assignment or alienation.
          In the event that any Participant’s or Beneficiary’s benefits under this Plan are garnished or attached by order of any court, the Employer or the Trustee (if any) may bring an action or a declaratory judgment in a court of competent jurisdiction to determine the proper recipient of the benefits to be paid under the Plan. During the pendency of said action, subject to Code section 409A, any benefits that become payable shall be held as credits to the Participant’s or Beneficiary’s Account or, if the Employer or the Trustee (if any) prefers, paid into the court as they become payable, to be distributed by the court to the recipient as the court deems proper at the close of said action.
     12.4 AGGREGATION OF EMPLOYERS. To the extent required under Code section 409A, if the Employer is a member of a controlled group of corporations or a group of trades or businesses under common control (as described in Code sections 414(b) or (c)), all members of the group shall be treated as single Employer under the Plan.
     12.5 TAX WITHHOLDING. All distributions under the Plan are subject to any applicable tax withholding, as determined by the Employer in its discretion. The Employer shall have the right to deduct from a Participant’s Compensation that is not being deferred under this Plan any federal, state, local or employment taxes which it deems are required by law to be withheld with respect to any Compensation Deferrals, vested Employer Contribution Credits or Plan distributions. Subject to Code section 409A, if necessary, the Employer may reduce the Participant’s Compensation Deferrals in order to comply with this Section.